Exhibit 10.9
October __, 2007
Global Consumer Acquisition Corp.
1370 Avenue of the Americas, 28th Floor
New York, New York 10019
     Re:     Initial Public Offering of Global Consumer Acquisition Corp.
Ladies and Gentlemen:
     This letter is being delivered to you in connection with the initial public offering (the “IPO”) of the securities of Global Consumer Acquisition Corp. (the “Company”) pursuant to the Registration Statement (as defined below). Certain capitalized terms used herein are defined in paragraph 13 hereof.
     In order to induce the Company to proceed with the IPO, and in recognition of the benefit that such IPO will confer upon the undersigned as a stockholder of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:
     1. If the Company solicits approval of its stockholders of a Business Combination, the undersigned will vote all Insider Shares owned by the undersigned in accordance with the majority of the votes cast by the holders of the IPO Shares.
     2. In the event that the underwriters of the IPO do not exercise their over-allotment option in full as described in the prospectus (the “Prospectus”) contained in the Registration Statement, the undersigned agrees that a certain amount of the Insider Shares owned by the undersigned as set forth opposite his, her or its name on Schedule A attached hereto (or a pro rata portion thereof, in the event the over-allotment option is partially exercised) will be redeemed by the Company at a price of $0.001 per share, and will take all such actions necessary to effect such redemption. In connection with the foregoing, the undersigned acknowledges that the certificate or certificates representing the Insider Shares owned by the undersigned is or are being held by the Company and agrees to authorize the officers of the Company and their designee to cancel such certificate or certificates and reissue a new certificate or certificates representing the number of Insider Shares to be owned by the undersigned after the redemption as set forth opposite his, her or its name on Schedule A attached hereto.
     3. The undersigned agrees that during the period specified below (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, any Insider Shares,

Insider Warrants or Co-Investment Units owned directly by the undersigned (including holding as a custodian) or with respect to each of which the undersigned has beneficial ownership as defined by the rules and regulations of the Securities and Exchange Commission (collectively the “Undersigned’s Shares”).
     The foregoing restriction is expressly agreed to preclude the undersigned or any affiliate of the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if the Undersigned’s Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned’s Shares.
     Notwithstanding the foregoing, during the Lock-Up Period the undersigned may transfer all or a portion of the Undersigned’s Shares (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound by the restrictions set forth herein or (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if the undersigned is a Hayground Cove Entity, the undersigned may (a) transfer the Undersigned’s Shares to any of the funds and accounts of Hayground Cove Asset Management LLC, which transfers will (i) take place monthly contingent upon the capital movements of such funds and accounts and (ii) be structured as purchases and sales for such funds and accounts, and (b) distribute the Undersigned’s Shares to any investors in the undersigned or any other Hayground Cove Entity, any wholly owned subsidiary, partner, member or affiliate of the undersigned; provided, however, that any such distribution to an investor may be made only upon such investor’s written agreement to be bound by the terms of this paragraph 3.
     The Lock-Up Period will commence on the date of the consummation of the IPO and continue (a) for a period of 180 days after the closing date of a Business Combination with respect to any Insider Shares and Co-Investment Units or (b) until the closing date of a Business Combination with respect to any Insider Warrants.
     The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.
     The undersigned understands and agrees that this paragraph 3 is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.

     This paragraph 3 is intended to create a third party beneficiary rights on behalf of each of the underwriters of the IPO and no provisions hereof may be amended or waived without the prior written consent of each of the underwriters of the IPO.
     4. The undersigned acknowledges that it has read the Prospectus and understands that the Company has established the Trust Account with the net proceeds of the IPO and the insider private placement of Insider Warrants for the benefit of the public stockholders and that the Company may disburse monies from the Trust Account only (i) to the public stockholders in the event of the conversion of their shares or the liquidation of the Company or (ii) to the Company after it consummates an initial Business Combination described in the Prospectus, and hereby agrees that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (each a “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, the Undersigned’s Shares or any negotiations, contracts or agreements with the Company, and will not seek recourse against the Trust Account for any reason whatsoever.
     5. If the undersigned is Hayground Cove Asset Management LLC, in the event of the liquidation of the Trust Account, the undersigned agrees to indemnify and hold harmless the Company against claims by any third party for services rendered or products sold to the Company or by any entity that the Company has entered into an acquisition agreement with, but only to the extent necessary to ensure that such claims do not reduce the amount of funds in the Trust Account and only if such third party or entity has not executed an agreement waiving claims against the Trust Account. The undersigned will have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the undersigned, the undersigned notifies the Company in writing that the undersigned will undertake such defense. Notwithstanding the foregoing, the undersigned will not be liable as to any claims under the Company’s indemnity of the underwriters of the IPO, including, without limitation, any liabilities under the Securities Act of 1933, as amended.
     6. The undersigned authorizes any employer, financial institution, or consumer credit reporting agency to release to the Company, Deutsche Bank Securities Inc. and their legal representatives or agents (including any investigative search firm) any information he or it may have about the undersigned’s background and finances (“Information”), provided that the Information is used solely to determine the truth and accuracy of the undersigned’s representations hereunder and the disclosure in the Registration Statement and for no other purpose; provided further that the Company and Deutsche Bank Securities Inc. shall use best efforts to keep the Information confidential and shall not disclose the Information to any other person or entity without the prior written consent of the undersigned, unless such disclosure (i) is required by law or regulation or requested in connection with a judicial proceeding or governmental investigation or (ii) was disclosed in the Registration Statement. None of the Company, Deutsche Bank Securities Inc. or their agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.
     7. None of the undersigned, any member of the family of the undersigned, nor any Affiliate of the undersigned will be entitled to receive or accept from the Company a finder’s fee,

broker commission or any other compensation in the event the undersigned, any member of the family of the undersigned or any Affiliate of the undersigned originates a Business Combination.
     8. This letter agreement shall be binding on the Company and the undersigned and the undersigned’s respective successors, heirs, personal representatives and assigns. This letter agreement shall terminate on the earlier of (i) the date upon which the Business Combination is consummated and (ii) the date upon which the liquidation and distribution of the Trust Account is completed, provided, that the following Sections shall survive such termination: 5, 6, 7, 8, 9, 10, 11, 12, 13 and 14.
     9. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction.
     10. Each of the Company and the undersigned hereby (i) agrees that any action, proceeding or claim against him or it arising out of or relating in any way to this letter agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive and (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
     11. Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this letter agreement.
     12. This letter agreement may be executed in several counterparts, each one of which shall constitute an original, and together shall constitute but one instrument.
     13. As used herein:
          13.1 “Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.
          13.2 “Business Combination” shall have the meaning set forth in the Amended and Restated Articles of Incorporation of the Company.
          13.3 “Co-Investment Unit” shall mean all of the units to be issued and sold by the Company pursuant to that certain Sponsor’s Co-Investment Units Subscription Agreement by and between the Company and Hayground Cove Asset Management LLC, dated July 20, 2007.
          13.4 “Hayground Cove Entity” shall mean the each of the following entities:
Hayground Cove Asset Management LLC
Hayground Cove Institutional Partners LP
Hayground Cove Overseas Partners Ltd.

Hayground Cove Turbo Fund LP
Hayground Cove Turbo Fund Ltd.
Hayground Cove Equity Market Neutral Fund LP
Hayground Cove Equity Market Neutral Fund Ltd.
Hayground Cove Fund Management LLC
Hayground Cove Associates LP
Atlas Master Fund Ltd.
First New York Securities LLC
TE Hayground Cove Portfolio Ltd.
Man Mac Lucendro 5B Limited
          13.5 “Insider” shall mean each of the following entities and natural persons:
Hayground Cove Asset Management LLC
Hayground Cove Institutional Partners LP
Hayground Cove Overseas Partners Ltd.
Hayground Cove Turbo Fund LP
Hayground Cove Turbo Fund Ltd.
Hayground Cove Equity Market Neutral Fund LP
Hayground Cove Equity Market Neutral Fund Ltd.
TE Hayground Cove Portfolio Ltd.
Man Mac Lucendro 5B Limited
Scott LaPorta
Marc Soloway
Andrew Nelson
Evan Wax
Laura Conover
Jennifer Albrecht
Tim Collins
Jonathan Hamel
Ingrid Kvam
Mira Cho
Robert Foresman
Carl H. Hahn
Philip A. Marineau
Steven Westly
Banyan Tree Capital Limited
          13.6 “Insider Shares” shall mean all of the shares of Common Stock, including the shares of Common Stock issuable upon the exercise of warrants (other than the Insider Warrants) owned by an Insider prior to the IPO.
          13.7 “Insider Warrants” shall mean all of the warrants issued and sold by the Company pursuant to that certain (1) Warrant Subscription Agreement by and between the Company and Hayground Cove Asset Management LLC, dated July 19, 2007, and (2) Warrant Subscription Agreement by and between the Company and Scott LaPorta, dated August 1, 2007.

          13.8 “IPO Shares” shall mean the shares of Common Stock comprising the units issued in the Company’s IPO.
          13.9 “Registration Statement” shall mean the registration statement filed by the Company on Form S-1 (No. 333-144799) with the Securities and Exchange Commission on July 24, 2007, and any amendment or supplement thereto, in connection with the IPO.
          13.10 “Trust Account” shall mean the trust account established pursuant to the Trust Agreement, the amounts therein to be released only in the event of the consummation of a Business Combination, a liquidation of the Company or as otherwise permitted by the Trust Agreement.
     14. No term or provision of this letter agreement may be amended, changed, waived altered or modified except by written instrument executed and delivered by the undersigned and the Company.
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Sincerely,
By:
Name:
Title:

Accepted and agreed: GLOBAL CONSUMER ACQUISITION CORP.
By:
Name:	Scott LaPorta
Title:	President and Chief Executive Officer

Schedule A
Redemption

	Insider Shares	Insider Shares	Insider Shares
	Owned Before	Subject to	Owned After
Insider	Redemption	Redemption	Redemption
Hayground Cove Asset Management LLC	100,000	13,043	86,957
Hayground Cove Institutional Partners LP	373,000	48,652	324,348
Hayground Cove Overseas Partners Ltd.	2,312,013	301,567	2,010,446
Hayground Cove Turbo Fund LP	805,322	105,042	700,280
Hayground Cove Turbo Fund Ltd.	2,019,416	263,402	1,756,014
Hayground Cove Equity Market Neutral Fund LP	73,077	9,532	63,545
Hayground Cove Equity Market Neutral Fund Ltd.	47,297	6,169	41,128
TE Hayground Cove Portfolio Ltd.	859,408	112,097	747,311
Man Mac Lucendro 5B Limited	1,708,967	222,909	1,486,058
Scott LaPorta	25,000	3,261	21,739
Marc Soloway	50,000	6,522	43,478
Christa Short	25,000	3,261	21,739
Andrew Nelson	25,000	3,261	21,739
Evan Wax	20,000	2,609	17,391
Laura Conover	10,000	1,304	8,696
Samir Jain	10,000	1,304	8,696
Jennifer Albrecht	10,000	1,304	8,696
Tim Collins	10,000	1,304	8,696
Jonathan Hamel	5,000	652	4,348
Ingrid Kvam	4,000	522	3,478
Mira Cho	2,500	326	2,174
Robert Foresman	25,000	3,261	21,739
Carl H. Hahn	25,000	3,261	21,739
Philip A. Marineau	25,000	3,261	21,739
Steven Westly	25,000	3,261	21,739
Banyan Tree Capital Limited	30,000	3,913	26,087